Exhibit 99.1

Stephen R. Crowley Joins WEX as SVP, Shared Services and Chief Information Officer

Crowley brings over 25 years of diverse industry experience

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--August 6, 2013--WEX Inc. (NYSE: WEX), a leading provider of corporate payment solutions, today announced Stephen R. Crowley has joined the company as senior vice president, shared services and chief information officer. Crowley will be responsible for WEX's global information technology, program management office, and client operations.

“Steve brings more than 25 years of broad experience in information technology and client operations, which makes him an outstanding addition to the WEX senior leadership team,” said Melissa D. Smith, president of WEX Inc. “He will play a key role in our continued global expansion, focusing on the integration of systems, processes, and best practices across our businesses. In addition, his depth of knowledge in mobile technology will be helpful to our innovation goals within the marketplace.”

Crowley concurrently replaces George Hogan as CIO allowing Hogan to focus exclusively on his role of senior vice president and general manager of WEX Fleet One.

Prior to joining WEX, Crowley held several senior leadership positions at Bank of America, including most recently senior vice president, mortgage and affiliate services strategy and execution. Crowley has also served in senior positions at NCR Corporation and General Electric with experience in engineering technology, global client operations and continuous improvement.

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing more than 7.4 million cardholders and offering exceptional payment security and control across a wide spectrum of business sectors. The Company’s operations include WEX Bank, Fleet One, Pacific Pride, rapid! PayCard, Wright Express Australia, Wright Express New Zealand and CorporatePay Limited, England, as well as a majority equity position in UNIK S.A., Brazil. WEX and its subsidiaries employ more than 1,400 associates. For more information about WEX, please visit www.wexinc.com.

CONTACT:
News media:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor Relations:
WEX Inc.
Michael E. Thomas, 207-523-6743
Michael.Thomas@wexinc.com